AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE April 30, 2000

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
(hereinafter referred to as “PRUCO OF NJ”)

213 Washington Street
Newark, New Jersey 07102-2992

And

AUSA Life Insurance Company, Inc.
(hereinafter referred to as “AUSA”)

4 Manhattanville Road
Purchase, NY   10577

Table of Contents

1. PARTIES TO THE AGREEMENT	3

2. EFFECTIVE DATE OF THE AGREEMENT	3

3. SCOPE OF THE AGREEMENT	3

4. DURATION OF THE AGREEMENT	3

5. BASIS OF REINSURANCE	3

6. AUTOMATIC REINSURANCE TERMS	4
a. CONVENTIONAL UNDERWRITING	4
b. RESIDENCE	4
c. OCCUPATION	4
d. AUTOMATIC PORTION REINSURED	4
e. RETENTION	4
f. AUTOMATIC ACCEPTANCE LIMIT	4
g. JUMBO LIMIT	4
h. MINIMUM CESSION	4
i. FACULTATIVE QUOTES	4

7. AUTOMATIC REINSURANCE NOTICE PROCEDURE	4

8. FACULTATIVE OBLIGATORY REINSURANCE	4

9. FACULTATIVE REINSURANCE	5

10. COMMENCEMENT OF REINSURANCE COVERAGE	5
a. AUTOMATIC REINSURANCE	5
b. FACULTATIVE OBLIGATORY REINSURANCE	5
c. FACULTATIVE REINSURANCE	6
d. PRE-ISSUE COVERAGE	6

11. REINSURANCE PREMIUM RATES	6
a. LIFE REINSURANCE	6
b. RATES NOT GUARANTEED	6

12. PAYMENT OF REINSURANCE PREMIUMS	6
a. PREMIUM DUE	6
b. FAILURE TO PAY PREMIUMS	6
c. PREMIUM ADJUSTMENT	7

13. PREMIUM TAX REIMBURSEMENT	7

14. DAC TAX AGREEMENT	7

15. REPORTS	8

16. RESERVES FOR REINSURANCE	8

17. CLAIMS	8
a. NOTICE	8
b. AMOUNT AND PAYMENT OF BENEFITS	8
c. CLAIM SETTLEMENTS	8
d. CLAIM EXPENSES	8
e. EXTRACONTRACTUAL DAMAGES	8

18. MISREPRESENTATION, SUICIDE, AND MISSTATEMENT	9

19.	POLICY CHANGES	9
a. NOTICE		9
b. INCREASES		9
c. REDUCTION OR TERMINATION		10
d. PLAN CHANGES		10
e. DEATH BENEFIT OPTION CHANGES		10
f. REDUCED PAID-UP INSURANCE		10

20. RECAPTURE	10

21. REINSTATEMENTS	11
a. AUTOMATIC REINSTATEMENT	11
b. FACULTATIVE REINSTATEMENT	11
c. PREMIUM ADJUSTMENT	11

22. ERRORS AND OMISSIONS	11

23. INSOLVENCY	11

24. ARBITRATION	12
a. GENERAL	12
b. NOTICE	12
c. PROCEDURE	12
d. COSTS	12

25. GOOD FAITH; FINANCIAL SOLVENCY	13

26. MEDICAL INFORMATION BUREAU	13

27. GOVERNING LAW	14

28. ASSIGNMENT	14

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between AUSA and PRUCO OF NJ, a life insurance company domiciled in the State of New Jersey.  There is no third party beneficiary to this Agreement.  Reinsurance under this Agreement will not create any right or legal relationship between AUSA and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee.  PRUCO OF NJ agrees that it will not make AUSA a party to any litigation between any such third party and PRUCO OF NJ.  PRUCO OF NJ will not use or disclose AUSA’s name with regard to PRUCO OF NJ's agreements or transactions with these third parties unless AUSA gives prior written approval for the use or disclosure of its name or unless PRUCO OF NJ is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns.  The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force.  This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.           EFFECTIVE DATE OF THE AGREEMENT

This Agreement will be effective as of 12:01 A.M., April 30, 2000, and will cover policies effective on and after that date.

3.           SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties.  There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement.  The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.           DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited.  However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice.  AUSA will continue to accept new reinsurance during the 90-day period.

In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement or becomes insolvent.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance.  Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based as long as PRUCO OF NJ continues to pay reinsurance premiums as described in Section 12. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 20.

5.           BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis for the net amount at risk on the portion of each policy that is reinsured as described in Schedule A.

6.           AUTOMATIC REINSURANCE TERMS

AUSA agrees to automatically accept contractual risks on the life insurance plans shown in Schedule A, subject to the following requirements:

a.
CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by PRUCO OF NJ according to PRUCO OF NJ’s conventional underwriting and issue practices.  Upon request, PRUCO OF NJ shall provide AUSA with a copy of its current underwriting and issue practices and guidelines.

In the event of significant changes in underwriting practices in the industry, it may be appropriate for PRUCO OF NJ or AUSA to request of the other party changes in the underwriting requirements.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period.  If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.
RESIDENCE.  To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets PRUCO OF NJ’s special underwriting requirements pertaining to foreign residence.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

e.	RETENTION. PRUCO OF NJ will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

f.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

g.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

h.	MINIMUM CESSION. The minimum amount of reinsurance per cession that AUSA will accept is shown in Schedule A.

i.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to AUSA or any other reinsurer.

7.           AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, PRUCO OF NJ will submit all relevant individual policy information, as defined in Schedule C, in its next statement to AUSA.

8.	FACULTATIVE OBLIGATORY REINSURANCE

When a policy does not qualify for automatic reinsurance because (1) the Automatic Acceptance Limit is exceeded, (2) the Jumbo Limit is exceeded or (3) the applicant is employed in an occupation included in the Occupation Exclusion List in Schedule A, PRUCO OF NJ may make a request to reserve capacity through facultative obligatory reinsurance by contacting AUSA by facsimile.  The request will include the name of the insured, date of birth, ceding company, amount applied for and amount inforce.   If PRUCO OF NJ reserves capacity and the policy is issued, PRUCO OF NJ must submit a form substantially similar to the “Notification of Reinsurance” form shown in Schedule F.

9.	FACULTATIVE REINSURANCE

PRUCO OF NJ may apply for facultative reinsurance with AUSA on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance.  To obtain a facultative reinsurance quote, PRUCO OF NJ must submit the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by PRUCO OF NJ regarding the insurability of the risk.

After receipt of PRUCO OF NJ’s application, AUSA will promptly examine the material and notify PRUCO OF NJ either of the terms and conditions of AUSA’s offer for facultative reinsurance or that no offer will be made.  AUSA’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise.  If PRUCO OF NJ accepts AUSA’s offer, then PRUCO OF NJ will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to AUSA using a form substantially similar to the Notification of Reinsurance form shown in Schedule F.  If PRUCO OF NJ does not accept AUSA’s offer, then PRUCO OF NJ will notify AUSA in writing as soon as possible.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of AUSA’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.
AUTOMATIC REINSURANCE.  AUSA’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with PRUCO OF NJ’s contractual liability for the policy reinsured.

In addition, AUSA will be liable for benefits paid under PRUCO OF NJ’s conditional receipt or temporary insurance agreement if all of the conditions for automatic reinsurance coverage under Section 6 of this Agreement are met.  AUSA’s liability under PRUCO OF NJ’s conditional receipt or temporary insurance agreement is limited to [REDACTED].

b.
FACULTATIVE OBLIGATORY REINSURANCE.  AUSA’s reinsurance coverage for any policy that is ceded under the terms of facultative obligatory reinsurance in this Agreement will begin when (1) PRUCO OF NJ accepts AUSA’s offer by making a dated notation of its acceptance in its underwriting file and mailing the “Notification of Reinsurance” form to AUSA and (2) the policy has been issued.

In addition, AUSA will be liable for benefits paid under PRUCO OF NJ’s conditional receipt or temporary insurance agreement if the conditions for automatic reinsurance stated in Section 6a, b, e, h, and i of this Agreement are met.  AUSA’s liability under PRUCO OF NJ’s conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO OF NJ from AUSA divided by the total amount of capacity reserved by PRUCO OF NJ from all reinsurers.

c.
FACULTATIVE REINSURANCE.  AUSA’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) PRUCO OF NJ accepts AUSA’s offer by making a dated notation of its acceptance in its underwriting file and mailing the “Notification of Reinsurance” form to AUSA and (2) the policy has been issued.

In addition, AUSA will be liable for benefits paid under PRUCO OF NJ’s conditional receipt or temporary insurance agreement.  AUSA’s liability under PRUCO OF NJ’s conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO OF NJ from AUSA divided by the total amount of capacity reserved by PRUCO OF NJ from all reinsurers.

d.
PRE-ISSUE COVERAGE.  The pre-issue coverage for benefits paid under PRUCO OF NJ’s conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed.  The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect.  After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.	REINSURANCE PREMIUM RATES

a.
LIFE REINSURANCE.  The reinsurance premiums per $1000 are shown in Schedule B.  Reinsurance premiums for renewals are calculated using (1) the issue ages, (2) the duration since issuance and (3) the current underwriting classification.

b.
RATES NOT GUARANTEED.  The reinsurance premium rates are not guaranteed.  AUSA reserves the right to change the rates at any time.  If AUSA changes the rates, it will give PRUCO OF NJ a 90-day prior written notice of the change.  Any change applies only to reinsurance premiums due after the expiration of the notice period.

AUSA further agrees that PRUCO OF NJ’s right of recapture under Section 20 of this Agreement will be triggered if Prudential deems a rate change unacceptable.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.
PREMIUM DUE.  For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance.  These premiums are due on the issue date and each subsequent policy anniversary.  Within 30 days after the close of each reporting period, PRUCO OF NJ will send AUSA a statement of account for that period along with payment of the full balance due.  On any payment date, monies payable between AUSA and PRUCO OF NJ under this Agreement may be netted to determine the payment due.  This offset will apply regardless of the insolvency of either party as described in Section 23.  If the statement of account shows a balance due PRUCO OF NJ, AUSA will remit that amount to PRUCO OF NJ within 30 days of receipt of the statement of account.  All financial transactions under this Agreement will be in United States dollars.  If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments.  Adjustments will then be made to reflect actual amounts when such information is available.

b.
FAILURE TO PAY PREMIUMS.  If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 22, the premiums will be considered in default and AUSA may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period.  AUSA will have no further liability as of the termination date.  PRUCO OF NJ will be liable for the prorated reinsurance premiums to the termination date.  PRUCO OF NJ agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

At the end of this 30-day period, AUSA’s liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the 30-day notice period.

PRUCO OF NJ may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination.  However, AUSA will have no liability for claims incurred between the termination date and the reinstatement date.

c.
PREMIUM ADJUSTMENT.  If PRUCO OF NJ overpays a reinsurance premium and AUSA accepts the overpayment, AUSA’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability.  Instead, AUSA will be liable to PRUCO OF NJ for a credit in the amount of the overpayment.  If a reinsured policy terminates, AUSA  will refund the excess reinsurance premium.  This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

14.	DAC TAX AGREEMENT

PRUCO OF NJ and AUSA, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) whereby:

a.
For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Internal Revenue Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.	PRUCO OF NJ and AUSA agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

c.	PRUCO OF NJ will submit to AUSA by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.
AUSA may contest such calculation by providing an alternative calculation to PRUCO OF NJ in writing within 30 days of AUSA 's receipt of PRUCO OF NJ's calculation.  If AUSA  does not so notify PRUCO OF NJ, AUSA  will report the net consideration as determined by PRUCO OF NJ in AUSA's tax return for the previous calendar year;

e.
If AUSA contests PRUCO OF NJ's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date AUSA submits its alternative calculation.  If PRUCO OF NJ and AUSA do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both PRUCO OF NJ and AUSA within 20 days after the expiration of such 30-day period.

f.	PRUCO OF NJ and AUSA agree that this election shall first be effective for the 2000 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

AUSA and PRUCO OF NJ represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

15.	REPORTS

The reporting period is shown in Schedule A.  For each reporting period, PRUCO OF NJ will submit reports to AUSA with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, PRUCO OF NJ will submit a reserve credit summary similar to that shown in Schedule D.  PRUCO OF NJ will also submit this reserve credit summary within 10 business days after the end of each other calendar quarter.

16.	RESERVES FOR REINSURANCE

See Schedule A.

17.	CLAIMS

a.
NOTICE.  PRUCO OF NJ will notify AUSA as soon as reasonably possible after PRUCO OF NJ receives a claim for a policy reinsured under this Agreement.  After PRUCO OF NJ has received all proper claim proofs and paid the claim, PRUCO OF NJ will send AUSA an itemized statement of the benefits paid by PRUCO OF NJ and all relevant information with respect to the claim including the claim proofs.  However, claim proofs will not be required by AUSA if AUSA’s net amount at risk is less than or equal to $50,000 and PRUCO OF NJ has paid the claim in full.  In such cases, PRUCO OF NJ will provide AUSA with the cause of death.

b.
AMOUNT AND PAYMENT OF BENEFITS.  As soon as AUSA receives proper claim notice and any required proof of the claim, AUSA will promptly pay the reinsurance benefits due PRUCO OF NJ.  PRUCO OF NJ's contractual liability for claims is binding on AUSA.  The maximum benefit payable to PRUCO OF NJ under each reinsured policy is the amount specifically reinsured with AUSA.

c.
CLAIM SETTLEMENTS.  PRUCO OF NJ will use its standard claim practice and guidelines in the adjudication of all claims on policies reinsured under this Agreement.  Until such time as PRUCO OF NJ has systems capability to administer the right of AUSA to opt out of contested claims, claim settlements made by PRUCO OF NJ, including compromises, shall be unconditionally binding on AUSA.  AUSA will share in any reduced amount in proportion to its share of the liability.

d.
CLAIM EXPENSES.  AUSA will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of policy claims.  AUSA will also pay its share of any interest paid by PRUCO OF NJ on any claim payment.  However, claim expenses do not include routine claim and administration expenses, including PRUCO OF NJ's home office expenses.  Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that PRUCO OF NJ admits are payable are not a claim expense under this Agreement.

e.
EXTRACONTRACTUAL DAMAGES.  In no event will AUSA participate in punitive or compensatory damages which are awarded against PRUCO OF NJ as a result of an act, omission or course of conduct committed by PRUCO OF NJ in connection with the insurance under this Agreement.  AUSA will, however, pay its share of statutory penalties awarded against PRUCO OF NJ in connection with the insurance reinsured under this Agreement.  The parties recognize that circumstances may arise in which equity would require AUSA, to the extent permitted by law, to share proportionately in certain assessed damages.  Such circumstances are difficult to define in advance, but generally would be those situations in which AUSA was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of PRUCO OF NJ which ultimately results in the assessment of punitive and/or compensatory damages.  In such situations, PRUCO OF NJ and AUSA would share such damages assessed in equitable proportions.

Routine expenses incurred in the normal settlement of uncontested claims and the salary of an officer or employee of PRUCO OF NJ are excluded from this provision.  For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

18.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by PRUCO OF NJ under the policy rather than payment of policy benefits, AUSA will refund all of the reinsurance premiums paid for that policy to PRUCO OF NJ.  If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.	POLICY CHANGES

a.
NOTICE.  If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy.  PRUCO OF NJ will notify AUSA of the change in PRUCO OF NJ's next report as stated in Section 15.

b.
INCREASES.  If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets PRUCO OF NJ’s underwriting requirements and PRUCO OF NJ approves the increase under the policy, then the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase.

If a request for an increase is made for a reinsured policy and the insured meets PRUCO OF NJ’s underwriting requirements and a new policy is issued for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

If a request for an increase in a reinsured policy is granted without the insured meeting PRUCO OF NJ’s underwriting requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then PRUCO OF NJ may apply for facultative obligatory reinsurance or facultative reinsurance as stated in Section 8 and Section 9, respectively.  When this happens, it is the intent of PRUCO OF NJ to reinsure the entire policy, i.e. the amount before the increase and the amount of increase.  If the facultative increase is allowed, the automatic reinsurance on the amount before the increase will be discontinued.

If a reinsured policy is increased as a result of a conversion from term insurance and the increase is granted without the insured meeting PRUCO OF NJ’s underwriting requirements, then reinsurance will cease as of the effective date of the change.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.
PLAN CHANGES.  If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then PRUCO OF NJ will recapture in full the coverage reinsured under this Agreement, and the reinsurance will cease with respect to the policy as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met PRUCO OF NJ’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.
DEATH BENEFIT OPTION CHANGES.  If the death benefit option under a reinsured policy is changed and the face amount of insurance is either increased or decreased, the net amount at risk reinsured under this Agreement after the change will be the same as before the change.

f.
REDUCED PAID-UP INSURANCE.  If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy.  Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

20.	RECAPTURE

At any time during the term of the Agreement, PRUCO OF NJ may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of either of the following events:  (1) a “Risk Trigger Event” as defined in Schedule A of this Agreement; or (2) a Plan Change as described in Section 19 d. above: or (3) the Reinsurance Premium rates are increased.

In addition, after the twentieth policy anniversary, PRUCO OF NJ may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for PRUCO OF NJ and all of its affiliates, collectively, subsequent to the date of policy issue.  These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A.  The portion of the coverage that may be recaptured would be directly related to the increase in the limits.  To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by PRUCO OF NJ.  Furthermore, the portion that may be recaptured from AUSA would be determined as AUSA’s prorata share of the total portion reinsured with all reinsurers.

If PRUCO OF NJ elects to recapture the risks ceded to AUSA under this Agreement as stated above, it will do so by giving written notice to AUSA.  Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in PRUCO OF NJ’s notice.  If PRUCO OF NJ does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon AUSA’s receipt of the notice.

If a policy is recaptured, AUSA will pay PRUCO OF NJ the unearned reinsurance premium as of the date of recapture.  AUSA shall not be liable, under this Agreement, for any claims incurred after the date of recapture.

21.	REINSTATEMENTS

a.
AUTOMATIC REINSTATEMENT.  If PRUCO OF NJ reinstates a policy that was originally ceded to AUSA as either automatic reinsurance or facultative obligatory reinsurance using conventional underwriting practices, AUSA’s reinsurance for the policy shall be reinstated.

b.
FACULTATIVE REINSTATEMENT.  If PRUCO OF NJ has been requested to reinstate a policy that was originally ceded to AUSA as facultative reinsurance and the reinstatement is processed under PRUCO OF NJ’s Long Form Reinstatement Process, then PRUCO OF NJ will re-submit the appropriate evidence for the case to AUSA for underwriting approval before the reinsurance can be reinstated.

c.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to AUSA on a YRT basis by PRUCO OF NJ.

22.	ERRORS AND OMISSIONS

If either AUSA or PRUCO OF NJ fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect.  If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred.  This section will not apply to any facultative submission until PRUCO OF NJ has mailed the Notification of Reinsurance form to AUSA .

23.	INSOLVENCY

For the purpose of this Agreement, PRUCO OF NJ or AUSA shall be deemed “insolvent” if it does one or more of the following:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either PRUCO OF NJ or AUSA; or

b.	Either PRUCO OF NJ or AUSA is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.
Either PRUCO OF NJ or AUSA becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of PRUCO OF NJ or AUSA, as the case may be.

In the event that PRUCO OF NJ is deemed insolvent, all reinsurance claims payable hereunder shall be payable by AUSA on the basis of PRUCO OF NJ’s liability under the policies reinsured without diminution because of the insolvency of PRUCO OF NJ.  Such claims shall be payable by AUSA directly to PRUCO OF NJ, its liquidator or statutory successor.  It is understood, however, that in the event of such insolvency, the liquidator or receiver or statutory successor of PRUCO OF NJ shall give written notice to AUSA of the pendency of a claim against AUSA on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding.  Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of AUSA.  Failure to give such notice shall not excuse the obligation of AUSA unless it is substantially prejudiced thereby.  During the pendency of such claim, AUSA  may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to PRUCO OF NJ, its liquidator, receiver or statutory successor.  It is further understood that the expense thus incurred by AUSA  shall be chargeable, subject to court approval, against PRUCO OF NJ as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to PRUCO OF NJ solely as a result of the defense undertaken by AUSA .

In the event AUSA is deemed insolvent, AUSA  will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor.  However, and if not in conflict with such legal directions, PRUCO OF NJ shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date AUSA  first evidences insolvency.  Such right to cancel shall be exercised by providing AUSA  (or its liquidator, conservator, receiver or statutory successor) with a written notice of PRUCO OF NJ’s intent to recapture ceded business.  If PRUCO OF NJ exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee.  Upon such election, PRUCO OF NJ shall be under no obligation to AUSA , its liquidator, receiver or statutory successor; however, AUSA , its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

24.	ARBITRATION

a.
GENERAL.  All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration.  The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry.  The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law.  The arbitration shall take place within the United States.

b.
NOTICE.  To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate.  The notice will state the nature of the dispute and the desired remedies.  The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice.  At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.
    PROCEDURE.  Arbitration will be heard before a panel of three disinterested arbitrators.  The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates.  Each party will appoint one arbitrator.  Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration.  These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.

Should either party fail to appoint an arbitrator or should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection.  Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote.  The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties.  The arbitrators will issue a written decision from which there will be no appeal.  Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.
    COSTS.  Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case.  The two parties will share equal cost of the third arbitrator.

25.	GOOD FAITH; FINANCIAL SOLVENCY

Each party agrees that all matters with respect to this Agreement require its utmost good faith.  Each party or its representatives has the right at any reasonable time to inspect the other’s records relating to this Agreement.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed.  Each party agrees to promptly notify the other if it is subsequently financially impaired.  AUSA  has entered into this Agreement in reliance upon PRUCO OF NJ's representations and warranties.  Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession.  Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

AUSA represents and warrants to PRUCO OF NJ that AUSA is a licensed or accredited reinsurer under the applicable laws and regulations of New Jersey and that AUSA satisfies each of the current, applicable legal and regulatory requirements in New Jersey necessary to fully entitle PRUCO OF NJ to take the maximum permissible credit for the risks ceded under this Agreement on each of its statutory financial statements.  AUSA acknowledges that PRUCO OF NJ is entering into this Agreement in reliance upon this and other representations and warranties of AUSA, and AUSA agrees that, except as provided in the immediately following paragraph, PRUCO OF NJ’s right of recapture under Section 20 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, this representation and warranty is no longer true and correct.

If at any point in the future during the term of this Agreement, AUSA’s representation and warranty in the immediately preceding paragraph is no longer true and correct, PRUCO OF NJ’s right of recapture in Section 20 of this Agreement will be triggered unless AUSA elects to, and does, provide, on a timely basis, additional security in the form of a trust structure, letter of credit, or other security acceptable to PRUCO OF NJ.  To avoid PRUCO OF NJ’s right of recapture being triggered, any such additional security must in form and substance satisfy all of the then current, applicable legal and regulatory requirements in New Jersey so as to fully entitle PRUCO OF NJ to take the maximum permissible credit for the risks ceded under this Agreement on each of its statutory financial statements.  To be considered furnished “on a timely basis,” the additional security must be in place and in effect prior to the date legally required to enable PRUCO OF NJ to avoid any period of time during which credit may not lawfully continue to be taken on each of PRUCO OF NJ’s statutory financial statements.  If AUSA elects to furnish additional security in the form of one or more letters of credit, to avoid PRUCO OF NJ’s right of recapture under Section 20 of this Agreement, any such letter of credit mush meet the additional requirements set forth in Section 11 of Schedule A attached hereto.

26.	MEDICAL INFORMATION BUREAU

AUSA  is required to strictly adhere to the Medical Information Bureau Rules, and PRUCO OF NJ agrees to abide by these Rules, as amended from time to time.  PRUCO OF NJ will not submit a preliminary notice, application for reinsurance, or reinsurance cession to AUSA  unless PRUCO OF NJ has a signed, currently required Medical Information Bureau authorization.

27.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws thereof.

28.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

In witness of the above, PRUCO OF NJ and AUSA have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of April 30, 2000.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	AUSA Life Insurance Company, Inc.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

SCHEDULE A

REINSURANCE COVERAGE

1.	PLANS REINSURED:

This Agreement covers the following plans:

•	PruLife Universal (UL) - Policies issued by PRUCO OF NJ (Form Number UL-2000 and all state variations)
•	PruLife Custom Premier (VUL II) - Policies issued by PRUCO OF NJ (Form Number VUL-2000 and all state variations)
•	Target Term Rider (TTR) issued by PRUCO OF NJ (currently available on VUL II policies)

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit rider.

2.	AUTOMATIC PORTION REINSURED:

[REDACTED]

3.	AUTOMATIC RETENTION LIMIT:

[REDACTED]

4.	AUTOMATIC ACCEPTANCE LIMIT:

[REDACTED]

5.	JUMBO LIMIT:

[REDACTED]

6.	OCCUPATION EXCLUSION LIST FOR AUTOMATIC REINSURANCE

•	Entertainers
•	High Profile Athletes

7.	REPORTING PERIOD:

The reporting period will be monthly.

8.	MINIMUM CESSION:

[REDACTED]

9.	RESERVES FOR REINSURANCE:

The reinsurance reserve is the one-year term reserve on the portion of each policy reinsured.  This reserve will be calculated using 1980 CSO ultimate mortality and 4 ½ % interest.

10.	RISK TRIGGER EVENT:

[REDACTED]

11.	LETTER OF CREDIT PROVISIONS:

a.
Under the circumstances described in the last paragraph of Section 25 of this Agreement or under the circumstances described in the last paragraph of Section 10 of this Schedule A, AUSA may apply for, provide to PRUCO OF NJ, and maintain during the entire term of this Agreement, one or more letters of credit with respect to all the amounts recoverable from AUSA under this Agreement (collectively, the “Letters of Credit”) so as to avoid triggering PRUCO OF NJ’s right of recapture under Section 20.  If AUSA elects to do so, each of the Letters of Credit must individually satisfy the requirements of subsections b., c. and d. below and all of the Letters of Credit collectively must satisfy the requirements of subsections e. and f. below.  In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirement of New Jersey that must be complied with in order to ensure that PRUCO OF NJ is entitled to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements.

b.
Each of the Letters of Credit must:  (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a “Qualified Bank” (as defined in subsection 30c. below); (IV) be issued on behalf of AUSA as the “Applicant” and include such indication in a boxed area that states it is “For Internal Identification Purposes Only” (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank’s obligations thereunder; (V) be issued to PRUCO OF NJ as “Beneficiary” and expressly indicate in the body of the Letter of Credit that the definition of the “Beneficiary” under the Letter of Credit includes any successor by operation of law of PRUCO OF NJ, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for PRUCO OF NJ; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be “clean and unconditional” (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an “evergreen clause” (meaning that the letter of credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to PRUCO OF NJ as Beneficiary at the notice address stipulated in subsection d. of this Section 30 not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of New Jersey and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and that, in the event of any conflict, the laws of the State of New Jersey will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 500 occurs.

c.
As used in subsection b. of this Section 11, the term “Qualified Bank” shall mean a bank or trust company that:  (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose letters of credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; and (V) is not a parent, subsidiary or affiliate of PRUCO OF NJ or AUSA.

d.
Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by PRUCO OF NJ to the issuing or confirming bank:

Chief Actuary
PRUCO OF NJ Life Insurance Company
213 Washington Street
Newark, New Jersey  07102-2992

e.
All of the Letters of Credit must, in the aggregate, provide for a maximum amount that can be drawn thereunder of a sum that is at least as great as PRUCO OF NJ has indicated will be required under this Agreement and all other related reinsurance agreements between or AUSA and PRUCO OF NJ or any affiliate of PRUCO OF NJ.  Each year around December 1, PRUCO OF NJ will indicate to AUSA the aggregate coverage amount needed under all of the Letters of Credit as well as any other information necessary for AUSA to provide PRUCO OF NJ the required Letters of Credit prior to December 31.  The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by AUSA.

f.
AUSA and PRUCO OF NJ agree that any or all of the Letters of Credit provided by AUSA pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by PRUCO OF NJ or any successor by operation of law of PRUCO OF NJ including, without limitation, any liquidator, rehabilitator, receiver or conservator of PRUCO OF NJ for any of the following purposes:

i.	to reimburse PRUCO OF NJ for AUSA’s share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

ii.	to reimburse PRUCO OF NJ for AUSA’s share of benefits or losses paid by PRUCO OF NJ under the terms and provisions of the policies reinsured under this Agreement;

iii.
to fund an account with PRUCO OF NJ in an amount at least equal to the deduction, for reinsurance ceded, from PRUCO OF NJ’s liabilities for policies ceded under this Agreement.  Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

iv.	to pay any other amounts PRUCO OF NJ claims are due under this Agreement:

All of the foregoing will be applied without diminution because of insolvency on the part of PRUCO OF NJ or AUSA.

a.
    AUSA further acknowledges and agrees that PRUCO OF NJ or any successor by operation of law of PRUCO OF NJ including, without limitation, any liquidator, rehabilitator, receiver or conservator of PRUCO OF NJ may draw upon any or all of the Letters of Credit in full or in part in the event that:  (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and AUSA has not obtained one or more replacement letters of credit that satisfy all of the applicable requirements of this Section 11 by that date which is ten days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn under any of the Letters of Credit has been reduced or PRUCO OF NJ has communicated to AUSA in accordance with the provisions of subsection e. of this Section 11 a need to increase the aggregate amount available under all of the Letters of Credit and AUSA has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of subsection e. of this Section 11.

12.	RISK RETENTION LIMITS:

[REDACTED]

SCHEDULE B

AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

1.	STANDARD ANNUAL REINSURANCE PREMIUMS

[REDACTED]

2.           SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

[REDACTED]

3.          FLAT EXTRA REINSURANCE PREMIUMS

[REDACTED]

4.          AGE BASIS

Age Last Birthday.

5.          PREMIUM TAXES

Premium taxes are not reimbursed.